Exhibit 23.1

Consent of Independent Registered Certified Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 12, 2004 relating to the financial statements and financial statement schedules of CNL Hotels & Resorts, Inc. (formerly CNL Hospitality Properties, Inc.), Desert Ridge Resort Partners, LLC and WB Resort Partners, LP and Subsidiaries which appear in CNL Hotels & Resorts, Inc.'s Annual Report of Form 10K/A for the year ended December 31, 2003. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Orlando, FL
December 3, 2004